EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of JPMorgan Chase & Co. of our report dated February 21, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 31, 2023